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                                                               Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                       Registration No. 33-57469
PROSPECTUS SUPPLEMENT
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(To Prospectus dated January 4, 1996)
(As supplemented by prospectus supplements dated January 5, 1996 and January 9,
1996)

                           Tele-Communications, Inc.

           Tele-Communications, Inc. Series A TCI Group Common Stock
                               ($1.00 Par Value)
                               -----------------

        On January 11, 1996, Acclaim Entertainment, Inc. (the "Selling Stockholder") sold 10,000 shares of the Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share (the "Series A TCI Group Common Stock"). All 10,000 shares of Series A TCI Group Common Stock were sold by the Selling Stockholder to SJP Investors ("SJP") at $21-7/16. No commissions were paid to SJP in connection with such sale.

        On January 12, 1996, the Selling Stockholder sold 15,000 shares of the Series A TCI Group Common Stock. All 15,000 shares of Series A TCI Group Common Stock were sold by the Selling Stockholder to SJP at $21-9/16. No commissions were paid to SJP in connection with such sale.

        On January 15, 1996, the Selling Stockholder sold 35,000 shares of the Series A TCI Group Common Stock. All 35,000 shares of Series A TCI Group Common Stock were sold by the Selling Stockholder to SJP at the following prices:
10,000 shares at $21-11/16 per share and 25,000 shares at $21-13/16 per share. No commissions were paid to SJP in connection with such sales.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this Prospectus Supplement is January 15, 1996.